Exhibit 99.1

WATERSTONE FINANCIAL, INC.

WATERSTONE BANK

11200 W. PLANK CT.

WAUWATOSA, WI 53226

Contact:

Mark R. Gerke

Chief Financial Officer

414.459.4012

markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL, INC. ANNOUNCES EXPANSION OF SHARE REPURCHASE PROGRAM

Wauwatosa, Wis. — 4/23/2024  — Waterstone Financial, Inc. (NASDAQ: WSBF) (the "Company") announced that on April 23, 2023, its Board of Directors authorized the repurchase of up to an additional 2,000,000 shares of the Company’s outstanding shares of common stock under its existing repurchase program. Prior to this authorization, 224,852 shares remained available to repurchase under the existing program.  Combined with the shares authorized today, the total 2,224,852 shares available for repurchase represent approximately 11.2% of the Company’s issued and outstanding shares of common stock as of April 23, 2024.  The timing of the repurchases will depend on certain factors, including but not limited to market conditions and prices, available funds and alternative uses of capital. The stock repurchase program may be carried out through open-market repurchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Any repurchased shares will be treated as authorized but unissued by the Company. The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. The repurchase program does not obligate the Company to repurchase any particular number of shares.

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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